Exhibit 99.1

Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500

Rob Whetstone / Matt Sheldon PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
THIRD QUARTER 2011 FINANCIAL RESULTS
Conference call scheduled today at 8:30 a.m. ET (5:30 a.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA —November3, 2011 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today announced financial results for the quarter ended September 30, 2011. For the third quarter of 2011, Somaxon reported net product sales of $3.7 million, compared to net product sales of $38,000 in the third quarter of 2010. The company began selling Silenor late in the third quarter of 2010. The net loss for the third quarter of 2011 was $17.0 million, or a loss of $0.36 per share, compared to a net loss of $12.9 million, or a loss of $0.37 per share, in the third quarter of 2010.
“During the third quarter of 2011, we continued to make positive strides towards establishing Silenor® with prescribers and payers, resulting in Silenor prescription growth of over 24% over the previous quarter,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “Looking forward into 2012, we will shift the Silenor promotional mix towards more patient-facing initiatives, with the goal of raising the level of consumer awareness for Silenor and increasing sales, while significantly decreasing our operating expenses in an effort to drive towards profitability and to create stockholder value.”
“Specifically, we are launching a comprehensive direct-to-consumer advertising campaign in selected regional areas to capitalize on the fact that the insomnia market is largely driven by patient demand and has historically responded favorably to DTC advertising. The campaign will include television, print, and on-line components that are designed to generate incremental Silenor prescriptions among our target audience. We will support the DTC campaign with our most productive sales representatives in each selected area, so that we can continue to educate physicians and remind them of Silenor’s differentiated message as a non-addictive insomnia treatment that helps patients stay asleep,” continued Pascoe. “We will also continue to deploy top-tier field-based sales representatives in other areas where sales growth potential has been shown and where we may look to expand our DTC campaign in the future. Moreover, we will continue to support non-personal promotional activities aimed at existing Silenor prescribers, where we have a demonstrated return on investment. Finally, we will maintain our focus on those initiatives directed towards pharmacies and managed care payers in an effort to capitalize on the momentum we have built in those important segments since launch.”

Recent Highlights
•	In October 2011 Somaxon announced that it had a meeting with the U.S. Food & Drug Administration (FDA) relating to the over-the-counter (OTC) development program for Silenor. In the meeting, which Somaxon attended jointly with its Silenor partner Procter & Gamble, the FDA provided clinical and regulatory guidance that the company believes provides a clear path forward toward an OTC version of Silenor.
•	In October 2011 Somaxon announced changes to its commercial team that promotes Silenor. In particular, Somaxon:
•	amended its co-promotion agreement with Procter & Gamble so that Procter & Gamble’s exclusive negotiation period relating to OTC rights for Silenor was extended from 60 to 120 days, and to discontinue the co-promotion services under the agreement as of December 31, 2011;
•	appointed Michael Allen as Senior Vice President, Sales and Marketing; and
•	provided notice to PublicisTouchpoint Solutions, Inc. that it intends to hire certain representatives from the Publicis sales force promoting Silenor as Somaxon employees no later than January 1, 2012. In connection with the conversion of the sales force, Somaxon will terminate the Professional Detailing Services Agreement with Publicis effective as of December 31, 2011.
•	Somaxon has continued to make significant progress in expanding patient access to Silenor at affordable co-pays. Silenor is accessible to 74% of commercial lives for as little as $15 per prescription, as of September 30, 2011.
Third Quarter 2011 Financial Results
Net product sales of Silenor for the third quarter of 2011 was $3.7 million, compared to net product sales of $38,000 in the third quarter of 2010. Cost of sales was $0.5 million and gross profit was $3.2 million for the third quarter of 2011, compared to $3,000 and $35,000 for the third quarter of 2010, respectively. Expressed as a percentage of net product sales, gross margin was 87.6% for the third quarter of 2011 and 92.1% for the third quarter of 2010.
Total operating expenses for the third quarter of 2011 were $18.3 million, including $1.7 million of non-cash, share-based compensation expense, compared with $12.9 million, including $1.8 million of non-cash, share-based compensation expense, for the third quarter of 2010. These increases in total operating expenses are primarily due to an increase in selling, general and administrative (SG&A) expenses relating to commercial activities for Silenor.
SG&A expense was $18.1 million for the third quarter of 2011, compared to $11.9 million for the third quarter of 2010. This increase reflected costs associated with commercial activities relating to Silenor.
Research and development expense was $0.2 million for the third quarter of 2011, compared to $1.0 million for the third quarter of 2010. The decrease is primarily due to lower personnel and other costs.
Net loss for the third quarter of 2011 was $17.0 million, or a loss of $0.36 per share, compared with a net loss of $12.9 million, or a loss of $0.37 per share, for the third quarter of 2010.
At September 30, 2011, Somaxon had cash, cash equivalents and short-term investments totaling $34.0 million, compared to $54.8 million at December 31, 2010.

Non-GAAP Operating Expense Guidance for Full Year 2011 and 2012
For the full year of 2011, Somaxon is lowering the range of its expected total non-GAAP operating expense to be approximately $66-$67 million, excluding non-cash, share-based compensation expense. Non-cash, share-based compensation expense is expected to be approximately $5 million. The projected decrease in total non-GAAP operating expense for the full year of 2011 compared to previous guidance primarily relates to decreases in SG&A expense.
For the full year of 2012, total non-GAAP operating expense is expected to be approximately $36 to $38 million, excluding non-cash, share-based compensation expense. Non-cash, share-based compensation expense is expected to be approximately $4 million. The projected decrease compared to the full year of 2011 primarily relates to expected decreases in SG&A expense based on Somaxon’s 2012 commercial plan for Silenor.
Actual financial results for the full years of 2011 and 2102 could vary based upon many factors, including but not limited to the rate of growth of Silenor sales and the actual cost of commercial activities.
A reconciliation of non-GAAP operating expense to GAAP operating expense is included with this press release.
Conference Call Information and Forward-Looking Statements
On Thursday, November 3, 2011, Somaxon will conduct a conference call with interested parties beginning at 8:30 a.m. ET (5:30 a.m. PT) to discuss results and highlights of the third quarter ended September 30, 2011.
The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/events.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (888) 561-1721 (domestic) or (480) 629-9868 (international), conference call ID 4482195. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (800) 406-7325(domestic) or (303) 590-3030 (international), and entering passcode 4482195.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance, including its financing activities and plans, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding commercial activities and plans regarding Silenor, the revenues and the growth of the revenues from sales of Silenor, the expected range of operating expenses to be incurred for the full years of 2011 and 2012, the hiring by Somaxon of Mr. Allen and the sales force, the potential to enter into a separate agreement with Procter & Gamble relating to OTC rights for Silenor, the potential to successfully develop an OTC Silenor product and Somaxon’s other commercial activities and plans are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release and the conference call due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor, including under its revised commercial plan; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; the potential to enter into an agreement with Procter & Gamble relating to OTC rights for Silenor; Somaxon’s ability, together with any partner, to receive FDA approval for an OTC version of Silenor; Somaxon’s ability to successfully hire a sales force, including the transition of Publicis representatives to Somaxon employees; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; the potential for an event of default under Somaxon’s loan agreement with Silicon Valley Bank and Oxford Finance Corporation, and the corresponding risk of acceleration of repayment and potential foreclosure on the assets pledged to secure the loan; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the recent submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to fully utilize its equity sales agreement as a source of future financings, whether due to market conditions, Somaxon’s ability to satisfy various conditions required to sell shares under the agreement, Citadel’s performance of its obligations under the agreement or otherwise; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; Somaxon’s reliance on its licensee, Paladin, for critical aspects of the commercial sales process for Silenor outside of the United States; the performance of Paladin and its adherence to the terms of its contracts with Somaxon; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Revenues
Net product sales	$3,676	$38	$12,240	$38

Operating costs and expenses
Cost of sales	454	3	1,478	3
Selling, general and administrative	18,101	11,923	56,767	19,877
Research and development	242	1,014	1,118	2,941

Total operating costs and expenses	18,797	12,940	59,363	22,821

Loss from operations	(15,121)	(12,902)	(47,123)	(22,783)
Interest and other income	15	2	30	10
Interest and other expense	(1,925)	—	(1,925)	(13)

Net loss	$(17,031)	$(12,900)	$(49,018)	$(22,786)

Basic and diluted net loss per share	$(0.36)	$(0.37)	$(1.06)	$(0.71)
Shares used to calculate net loss per share	47,629	35,217	46,040	31,905

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$33,981	$21,008
Short-term investments	—	33,809
Current portion of restricted cash	50	—
Accounts receivable, net	2,121	5,584
Inventory	941	991
Other current assets	2,225	1,882

Total current assets	39,318	63,274
Long-term portion of restricted cash	200	—
Property and equipment, net	965	755
Intangibles, net	1,140	1,102

Total assets	$41,623	$65,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$826	$1,709
Accrued liabilities	9,589	5,699
Current portion of long-term debt	15,000	—
Deferred revenue, current portion	—	3,459

Total current liabilities	25,415	10,867
Deferred revenue, non-current portion	456	—
Total stockholders’ equity	15,752	54,264

Total liabilities and stockholders’ equity	$41,623	$65,131

SOMAXON PHARMACEUTICALS, INC.
Reconciliation of GAAP to Non-GAAP 2011 and 2012 Operating Expense Guidance

	Year ended December 31,
	2011	2012
	(in millions)

GAAP operating expense	$71 - 72	$40 - 42
Deduct:
Share-based compensation expense	(5)	(4)

Non-GAAP operating expense	$66 - 67	$36 - 38